Exhibit 10.1

Phase Forward Incorporated

Management Incentive Plan

Effective January 1, 2009

Phase Forward Incorporated

Management Incentive Plan (MIP)

Plan Document

Effective January 1, 2009

TABLE OF CONTENTS

Section		Page

I.	Purpose	3.

II.	Effective Date	3.

III.	Eligibility	3.

IV.	Bonus Determination	3.

V.	Payment and Transition Issues	4.

VI.	Administration	4.

VII.	Return of Excess Distributions	5.

Phase Forward Incorporated

Management Incentive Plan (MIP)

Plan Document

I.             Purpose

This Management Incentive Plan (the “MIP”) is intended to recognize and reward the achievement of financial performance goals that are essential to the success of Phase Forward.  This program, in conjunction with base salary is designed to offer designated employees of Phase Forward Incorporated and/or its subsidiaries (the “Company”) total cash compensation opportunities that are fully competitive with market levels.  The MIP is for the benefit of Covered Employees (as defined below).

II.            Effective Date

The effective date for implementation of the MIP shall be January 1, 2009.  A MIP year is equivalent to a calendar year. The MIP may be modified or terminated at any time by the Management Development and Compensation Committee or their designee in its or their sole discretion, without notice or consent of the participants.

III.          Eligibility

From time to time, the executive management of the Company and/or the Management Development and Compensation Committee may select certain employees (the “Covered Employees”), whose roles and responsibilities are deemed by executive management to be critical to operations and/or who are at a management level in the Company, to be eligible to receive bonuses hereunder.

IV.          Bonus Determinations

A Covered Employee may receive a bonus payment under the MIP based upon the attainment of performance targets which are established by executive management of the Company and approved by the Management Development and Compensation Committee.  The performance targets will relate to financial and operational metrics with respect to the Company or any of its subsidiaries (the “Performance Goals”), including the following:  earnings per share, revenues, EBITDA (earnings before interest, taxes, depreciation and amortization), net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of the Stock, economic value-added, funds from operations or similar measure, sales or revenue, acquisitions or strategic transactions, proforma operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, stockholder returns, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, sales or market shares, bookings and number of customers, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

Covered Employees will be assigned a target payout for the MIP, expressed as a percentage of total base salary.  This percentage represents the potential dollar award that could be earned upon achievement of Performance Goals and will vary according to the participant’s position. Each Covered Employee shall have a targeted bonus opportunity for each performance period.  The actual dollar award may exceed the target payout in the event of over-achievement of Performance Goals subject to a maximum of 200% of the Covered Employee’s bonus opportunity; provided, however, such limitation shall be 300% for any performance targets based on bookings, sales quotas or similar sales metrics.

The performance targets may change as approved by the Management Development and Compensation Committee in its sole discretion, for items, such as an acquisition or other extraordinary corporate event.

Except as otherwise set forth in this Section IV:  (i) any bonuses paid to Covered Employees under the MIP shall be based upon objectively determinable bonus formulas that tie such bonuses to one or more performance targets relating to the Performance Goals, (ii) bonus formulas for Covered Employees shall be adopted in each performance period by the Management Development Compensation Committee and communicated to each Covered Employee at the beginning of each bonus period and (iii) no bonuses shall be paid to Covered Employees unless and until the executive management of the Company (and Management Development and Compensation Committee with respect to the Company’s executive officers) makes a determination with respect to the attainment of the Performance Goals.

Notwithstanding the foregoing, the Company may adjust bonuses payable under the MIP based on achievement of individual performance goals or pay bonuses (including, without limitation, discretionary bonuses) to Covered Employees under the MIP based upon such other terms and conditions as the Management Development and Compensation Committee may in its discretion determine.

V.            Payment and Transition Issues

The achievement of Performance Goals will be measured when or shortly after the Company publicly reports its financial results for the applicable performance period.  If the Performance Goals are met, payments will be made no later than March 15.  Payment dates are typically during  February or March following the end of the performance period.

The payment of a bonus to a Covered Employee with respect to a performance period shall be conditioned upon the Covered Employee’s employment by the Company on the payment date.  Employees who transfer out of an eligible position during the year into a non-eligible position in the Company, but who are still employed as of the payment date, will be considered for an award based on the number of months in the eligible position and earnings accrued during those months.  Since the performance targets are calculated on base salary as of December 31 of the performance period, bonuses will be pro-rated for those eligible Covered Employees who join the MIP during the year, prior to October 1.  Employees hired or promoted for the first time into bonus eligible positions after October 1 will not be eligible to participate in the MIP for that performance period.  The Management Development and Compensation Committee may make exceptions to the requirements of this paragraph, in its sole discretion, including, without limitation, in the case of a Covered Employee’s termination of employment, retirement, death or disability.

VI.          Administration

The executive management of the Company shall have the discretion and authority to administer and interpret the MIP, subject to the oversight (and approval with respect to the Company’s executive officers) of the Management Development and Compensation Committee.  All matters of interpretation of the MIP should be directed to the Senior Vice President of Human Resources, and will be resolved at his/her discretion subject to the approval of the CEO and where necessary, the Management Development and Compensation Committee.

The adoption, eligibility and participation in this MIP in no way infers or reflects any guarantee of a contract of employment.  Except as expressly set forth in any Covered Employee’s employee agreement signed by the Company and employee, all of the employees of the Company are employees “at will”. Participation in the MIP does not confer any right to continue in the Company’s employ or limit the right of the Company to terminate the participant at any time, with or without cause or notice.

The financial targets assigned and recognized as goals on any of the performance factors may be revised or otherwise modified by the executive management of the Company (subject to the approval of the Management Development and Compensation Committee with respect to the Company’s executive officers) at any time to account for any material change in the business of the Company.  Any such revisions or modifications will be made in writing to all Covered Employees as soon as possible after the need for such change is determined.

If any term or condition of this MIP is found to be in non-conformance with a given state, federal, or country law, that term or condition will be non-enforceable but will not negate other terms and conditions of the MIP.  However, the Company will review and modify the overall MIP to conform to such law.

The Company is an Equal Opportunity Employer committed to a diverse workforce.  The Company will not discriminate on the basis of race, color, religion, age, sexual orientation, national origin, physical or mental disability, or veteran status.

VII.         Return of Excess Distributions (Applies to Executive Officers only)

Notwithstanding any provision hereof to the contrary, if the Company restates its financial results for any performance period covered by this MIP, the Company will re-measure the achievement of performance targets using the restated financial results. Following such recalculation, if the aggregate amount of a previously paid bonus to an executive officer (a “Senior Participant”) exceeds the aggregate amount of his or her bonus actually earned, such excess shall be deemed to constitute a "bonus overpayment". The Company shall notify each Senior Participant of the amount of his or her bonus overpayment as soon as reasonably practical. The amount of such bonus overpayment shall be, at the Company's election, either (i) repaid to the Company by the Senior Participant within 30 days of receipt of the notice of bonus overpayment or (ii) deducted from the Senior Participant's future compensation. The provisions of this Section VII shall survive the termination or expiration of this MIP.